VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (“Agreement”) is entered into as of October 17, 2023, by and between Intrepid Global Advisors, Inc., a Delaware corporation (“IGA”), and the undersigned stockholder (“Stockholder”) of Reviv3 Procare Company, a Delaware corporation (“Company”). IGA and Stockholder are individually referred to herein as a “Party” and, collectively as the “Parties.”

RECITALS:

WHEREAS, the execution and delivery of this Agreement by Stockholder is a condition of IGA providing certain valuable advisory services to Stockholder.

WHEREAS, Stockholder understands and acknowledges that the Company and IGA is entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein, and (ii) Stockholder’s performance of the obligations set forth herein.

WHEREAS, the Company and IGA understand and acknowledge that Stockholder is entitled to rely on (i) the truth and accuracy of the Company’s and IGA’s representations contained herein, and (ii) the Company’s and IGA’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Restrictions on Shares.

a) Except pursuant to the written consent of IGA (which may be withheld in its sole discretion), Stockholder shall not, directly or indirectly, effect a private transfer or sale (except as may be specifically required by court order or by operation of law), grant an option with respect to, exchange, pledge or otherwise dispose of, reduce its economic risk in, or encumber, the Shares (as defined in Section 4(a) below) or any New Shares (as defined in Section 1(d) below), or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time (as defined below); provided, however, that Stockholder may transfer or otherwise dispose of Shares and New Shares without the written consent of IGA (i) to any member of Stockholder’s immediate family, (ii) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes, (iii) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (iv) in connection with or for the purpose of personal tax-planning, or (v) to buyers in open market brokered transactions in accordance with applicable securities laws; provided, further, that any transfer referred to in the foregoing clauses (i) through (iv) and the introductory language thereto, or in the event IGA consents to a private transfer or sale or encumbrance, shall only be permitted if, as a precondition to such transfer or encumbrance, the transferee or secured party agrees to be bound by the terms and conditions of this Agreement and, if requested by IGA, to execute a Proxy (as defined in Section 3 below). As used herein, the term “Expiration Time” shall mean the earlier to occur of (A) October 17, 2026, (B) such date and time designated by IGA in a written notice to Stockholder, or (C) the written agreement of the Parties hereto to terminate this Agreement.

b) Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2 hereof.

c) Except as otherwise provided herein, Stockholder shall not, in his capacity as a stockholder of the Company, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

d) Any shares of Company capital stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement, and prior to the Expiration Time, including by reason of any dividend, stock split, stock dividend, reclassification, recapitalization or other similar transaction (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.      Agreement to Vote Shares. Prior to the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any matter approved by a majority of the Company’s board of directors (“Board”), the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), the Shares and any New Shares in favor of any matter approved by the majority of the Board.

3.      Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, the Stockholder shall deliver to IGA a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Time.

4.      Representations. Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to IGA as follows:

a) As of the date hereof, Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company capital stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). As of the date hereof, the Shares constitute Stockholder’s entire interest in the outstanding shares of Company capital stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No Person, not a signatory to this Agreement, has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his spouse to the extent applicable under such community property laws). Except pursuant to the written consent of IGA (which may be withheld in its sole discretion), the Shares are, and will be at all times up until the Expiration Time, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement or of the Parties to this Agreement. Stockholder’s principal residence is set forth on the signature page hereto.

b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by IGA, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

c) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provisions of the organizational documents of Stockholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Stockholder is a party or by which Stockholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay the transactions contemplated by this Agreement or otherwise prevent or delay Stockholder from performing his obligations under this Agreement.

d) Stockholder agrees that Stockholder will not, in Stockholder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement, or (ii) alleges that the execution and delivery of this Agreement by Stockholder breaches any fiduciary duty of the Company’s officers, board of directors or any member thereof.

5.      Dissenters’ or Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any action approved by a majority of the Board prior to the Expiration Time.

6.      Miscellaneous.

a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile or e-mail (with confirmation of receipt), to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice):

i.       If to IGA:

Intrepid Global Advisors, Inc.
Attn: Jeff Toghraie, Managing Director

355 S. Grand Avenue, Suite 2450

Los Angeles, CA 90071

Email: jtoghraie@intrepidga.com

ii.       If to Stockholder, to the address set forth for Stockholder on the signature page hereof.

b) Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof’, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

c) Specific Performance; Injunctive Relief. The Parties hereto acknowledge that IGA will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to IGA upon any such violation of this Agreement or the Proxy, IGA shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to IGA at law or in equity.

d) Counterparts. This Agreement may be executed in one or more counterparts, each of such copies shall be deemed to be originals, and counterparts together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .PDF or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Execution and delivery of this Agreement by electronic exchange bearing copies of a Party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such electronic copies shall constitute enforceable original documents.

e) Entire Agreement; Non-Assignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the Parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of IGA, and any such assignment or delegation that is not consented to shall be null and void ab initio. This Agreement, together with any rights, interests or obligations of IGA hereunder, may be assigned or delegated in whole or in part by IGA without the consent of or any action by Stockholder upon notice by IGA to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares or New Shares are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of Stockholder and in the event of Stockholder’s death or incapacity, any obligation of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the purposes of such void or unenforceable provision.

g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal District Court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

i) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of Stockholder, provided, however, that no such termination shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.

j) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

k) Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]
[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

INTREPID GLOBAL ADVISORS, INC.

By:	/s/ Jeff Togharie
Name: Jeff Togharie
Title: Managing Director

STOCKHOLDER:

Don Frank Nathaniel Vasquez

/s/ Don Frank Nathaniel Vasquez
(Signature)

(Print Address)

(Print Address)

(Print E-Mail)

(Print Telephone Number)

Shares beneficially owned on the date hereof, or over which Stockholder exercises voting power on the date hereof:

25,500,000	Common Stock

EXHIBIT A

IRREVOCABLE PROXY
TO VOTE STOCK OF

REVIV3 PROCARE COMPANY

The undersigned stockholder (“Stockholder”) of Reviv3 Procare Company, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Intrepid Global Advisors, Inc., a Delaware corporation (“IGA”), or any other designee of IGA, as the sole and exclusive attorney and proxy of Stockholder, with full power of substitution and re-substitution, to vote and exercise all voting and related rights (to the fullest extent that Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by Stockholder as of the date of this Irrevocable Proxy are listed on the signature page of this Irrevocable Proxy. Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given Stockholder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Stockholder agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any Person (as defined herein) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below). For purposes of this Irrevocable Proxy, “Person” means an individual, a limited liability company, a partnership (general or limited), a joint venture, a corporation, a trust, an unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

Until the Expiration Time, this Irrevocable Proxy is (a) irrevocable (to the fullest extent permitted by applicable law), (b) coupled with an interest sufficient in law to support an irrevocable proxy, (c) granted pursuant to that certain Voting Agreement and Irrevocable Proxy dated as of even date herewith by and between IGA and Stockholder (the “Voting Agreement”), and (d) granted as a condition of the valuable advisory services to be provided to Stockholder by IGA. As used herein, the term “Expiration Time” shall mean the earlier of (i) October 11, 2026, (ii) such date and time designated by IGA in a written notice to Stockholder or (iii) the written agreement of IGA and Stockholder to terminate the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Time, to act as Stockholder’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting in favor of any matter approved by a majority of the Company’s board of directors.

All authority herein conferred shall survive the death or incapacity of Stockholder and any obligation of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of IGA. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:	October 17, 2023

Don Frank Nathaniel Vasquez

[Exhibit Only; Do Not Sign]
(Signature of Stockholder)

Shares of the Company beneficially owned on the date hereof:

25,500,000	Common Stock